Exhibit 10.7

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between DRC Medicine Inc., a Delaware corporation (the “Company”), and [ ] (the “Executive”) as of [●], 2026 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the Executive’s employment with the Company, the Executive’s eligibility to receive the payments, equity, and other benefits offered herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and conditions set forth below. The term of employment shall continue until terminated by either party pursuant to the terms hereof.

2. Duties. The Executive shall serve as the Company’s [CONFIRM TITLE]. In such capacity, the Executive shall be subject to the direction of the Company’s Board of Directors (the “Board”), and be responsible for, among other responsibilities, the duties and responsibilities set forth on Exhibit A attached hereto. The Executive shall also perform such other services and duties in connection with the Company commensurate with his position and title as may be reasonably assigned or delegated to the Executive from time to time by or under the authority of the Board. The Company shall make available to the Executive an indemnification package, including without limitation an indemnification agreement between the Company and Executive in the form attached as Exhibit B, and in any event on customary terms for comparable businesses, and in no event less favorable to the Executive than the indemnification package that the Company provides for [ ] and other senior executives of the Company.

3. Compensation; Benefits; Equity. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Compensation. For all services rendered by the Executive under this Agreement, and provided the Executive remains employed with the Company, the Company shall pay the Executive a base salary at the annualized rate of [ ] dollars ($[ ]) per year. The base salary shall be payable in equal monthly installments in connection with the Company’s payroll dates and payroll procedures and will be subject to applicable taxes, deductions, and withholdings.

(b) Benefits. The Executive shall be eligible to participate in the benefit plans and programs that the Company makes available to its other senior executives from time to time.

(c) Vacation. The Executive will be eligible for paid vacation time in accordance with the Company’s policies applicable to its other senior executives from time to time.

(d) Expense Reimbursement. The Company will reimburse the Executive on a monthly basis for all normal and reasonable business expenses incurred by the Executive in the course of performing the Executive’s duties for the Company hereunder, provided the Executive timely and properly completes and submits an expense report and any other appropriate documentation to the Company, as may be required in accordance with the policies in effect from time to time for Company employees. All reimbursement of expenses shall comply with the requirements of Section 409A of the Internal Revenue Code and occur no later than the 45 days after the calendar year in which the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy) and reimbursements in one year shall not affect the amount of reimbursement available in any subsequent year.

(e) [RESERVED].

(f) [RESERVED].

4. Extent of Service. During the Executive’s employment hereunder, the Executive shall devote the Executive’s best efforts and business judgment, skill, and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive may engage other business activities, provided that such activities do not: (i) violate any of the Executive’s contractual (set forth in this Agreement and/or in any other agreement between the Executive and the Company) and/or legal obligations to the Company; and (ii) materially limit or materially adversely impact the Executive’s performance of his duties and obligations to the Company.

5. Termination. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Termination by the Company Without Cause. Subject to the provisions of Section 5(f) below, The Executive’s employment hereunder may be terminated by the Company at any time without Cause (as defined below) without further liability on the part of the Company, effective immediately, upon written notice to the Executive.

(b) Termination by the Company With Cause. The Executive’s employment hereunder may be terminated by the Company at any time with Cause (as defined below) without further liability on the part of the Company, effective immediately, upon written notice to the Executive. For purposes of this Agreement “Cause” shall be defined as follows:

(i)	dishonest or disparaging statements of the Executive pertaining to the Company or any subsidiary or affiliate thereof;

(ii)	commission by the Executive of any acts involving moral turpitude, deceit, dishonesty or fraud or commission by the Executive of a felony;

(iii)	the Executive’s repeated failure to perform the Executive’s duties and responsibilities hereunder and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Company;

(iv)	violation by the Executive of any written Company policy of which Executive has been advised;

(v)	gross negligence or willful misconduct of the Executive with respect to the Company or any subsidiary or affiliate thereof; or

(vi)	material breach of the Executive of any of the Executive’s obligations hereunder and/or under any other written agreement between the Executive and the Company, which material breach shall have continued for a period of ten (10) days following written notice from the Company.

(c) Termination by the Executive without Good Reason. The Executive’s employment hereunder may be terminated by the Executive, without further liability on the part of the Company, by written notice to the Board at least fifteen (15) days prior to such termination.

(d) Termination by the Executive with Good Reason. Subject to the provisions of Section 5(f) below, the Executive’s employment hereunder may be terminated by the Executive with Good Reason and without further liability on the part of the Company. For purposes of this Agreement, “Good Reason” shall mean:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	A change in the geographic location at which the Executive must perform services hereunder of more than thirty-five (35) miles;

(iv)	The Company ceases active business operations or becomes insolvent;

(v)	The Company or its Chief Executive Officer are charged with criminal activity (excluding minor traffic violations and similar matters);

(iv)	A material breach by the Company of this Agreement.

For Good Reason to exist, the Executive must provide notice to the Employer of the existence of any of the foregoing conditions within fifteen (15) days of the initial existence of the condition, and the Company shall, upon receipt of such notice, have a period of fifteen (15) days during which it may remedy the condition (and upon such remedy Good Reason shall be deemed not to have existed). In addition, if Good Reason exists hereunder, that is, if the foregoing fifteen (15) day cure period has expired without such remedy having been completed, then the Executive must resign within fifteen (15) days after the expiration of such cure period, and if the Executive fails to do so, he shall be deemed to have waived the right to terminate his employment for Good Reason with respect to such instance of Good Reason.

(e) Death. The Executive’s employment with the Company shall terminate immediately upon the death of the Executive, without further liability on the part of the Company except to reimburse expenses incurred prior to termination and to pay all accrued compensation and provided that the Company’s insurance coverage and indemnity obligations hereunder shall survive following the Executive’s death (for claims arising out of his service to or involvement with the Company) for the periods provided for in the applicable insurance policies and indemnification arrangements, which shall be no less shorter in duration as applicable to the Executive than the corresponding periods that apply to [ ] and other senior executives of the Company.

(f) Termination Payments. In the event that the Company terminates the Executive’s employment without Cause (as defined above) or if the Executive terminates his employment for Good Reason, commencing with the month following the Executive’s separation from service, the Company will make monthly payments to the Executive in an amount equal to [ ] dollars ($[ ]) until the later of (1) the third (3rd) anniversary of the Effective Date; or (2) six (6) months following the date of termination. Any and all payments referenced in the preceding sentence are subject to: (i) applicable taxes, deductions, and withholdings; (ii) the Executive’s continuing compliance with the Executive’s post-employment obligations set forth in this Agreement; and (iii) the Company’s receipt of a customary separation agreement prepared by the Company containing, among other provisions for the benefit of the Company, a general release of claims executed by the Executive (within the time period specified in the separation agreement), and the expiration of any revocation period referenced therein. In addition, Company will reimburse expenses incurred prior to termination and will pay all accrued compensation and the Company’s insurance coverage and indemnity obligations hereunder shall survive following the Executive’s termination (for claims arising out of his service to or involvement with the Company) for the periods provided for in the applicable insurance policies and indemnification arrangements, which shall be no less shorter in duration as applicable to the Executive than the corresponding periods that apply to [ ] and other senior executives of the Company. The Executive and the Company agree that the Executive will not be entitled to, and will not receive, the termination payments set forth above if the Executive’s employment with the Company is terminated: (i) by the Company for Cause; (ii) by the Employee without Good Reason; or (iii) due to the Employee’s death pursuant to Section 5(e) or disability.

6. Litigation and Regulatory Cooperation. The Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive is employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. The Executive shall also cooperate fully with the Company in connection with any examination or review of any federal, state or local regulatory authority as any such examination or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company will reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with such cooperation.

7. Confidential Information, Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement.

(a) Definitions.

(i) Proprietary Information. During the course of the Executive’s employment with the Company, the Executive will have access to the trade secrets and other confidential information on which the Company’s business is based. As used in this Agreement, “Proprietary Information” means (1) the information referred to in the preceding sentence, (2) information regarding products and/or service the Company may subsequently sell or manufacture, have under development, active consideration or planning, (3) Inventions (as defined below), (4) the confidential information of others with which the Company has a business relationship, and (5) any other information which the Company possesses or to which the Company has rights which have value to the Company, including (by way of example and without limitation) trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, improvements, data, know-how, copyrightable materials, marketing plans and strategies, including but not limited to social media plans and strategies, production plans and strategies, costs, pricing, vendor lists contact lists, and customer lists. Proprietary Information includes information developed by the Executive in the course of the Executive’s employment by the Company or otherwise relating to Inventions which belong to the Company, as well as other proprietary non-public information of the Company to which the Executive may have access in connection with the Executive’s employment. Proprietary Information shall not include information previously known to Executive, information that he develops independently without reference to the Company’s Proprietary Information, information disclosed by third parties not obligated to maintain the confidentiality thereof, information that is publicly available or information that is required to be disclosed by applicable law, regulation or collective bargaining agreement.

(ii) Company. For purposes of this Section 7, all references to the “Company” will be deemed to include the Company and its Affiliates.

(b) Goodwill. The Executive acknowledges and agrees that: (i) during and as a result of the Executive’s employment by the Company, the Executive will acquire experience, skills and knowledge related to the Company’s business; and (ii) the Company depends upon its goodwill which it will entrust to the Executive during the term of the Executive’s employment by the Company by affording the Executive the opportunity to become acquainted with the clients, customers, accounts, prospects, suppliers, and licensees of the Company, to establish business relationships with them and to have access to records detailing their business activities with the Company.

(c) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Proprietary Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Proprietary Information, and will not use or disclose any such Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. The Executive understands that the restrictions contained in this paragraph extend to and expressly prohibit disclosure of Proprietary Information through social media. The restrictions set forth in this Section 7(c) will not apply to information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by the Executive, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision.

(d) Documents, Records, Etc. All documents, records, apparatus, equipment, photography and other physical property, whether or not pertaining to Proprietary Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. Upon termination of the Executive’s employment, or at any earlier time upon the Company’s request, the Executive will immediately return to the Company all Company property, documents (including without limitation all written and graphic notes of any kind and description, including customer and contact lists, letters, correspondence, memoranda, notes, reports, computer or data processing results, computer software or data processing tapes, photography, disks or other material in machine readable form) and any Proprietary Information, it being understood that the Executive may retain an archive copy thereof and will not be required to purge emails or computer backups; provided that he makes no further use thereof except as required for compliance with applicable law or court or governmental orders.

(e) Ownership of Inventions and Developments. The Executive agrees to disclose promptly, completely and in writing to the Company any original works of authorship (including all copyrights with respect thereto), any discovery, process, design, improvement, innovation, development, improvement or invention, whether or not patentable and whether reduced to writing or practice or not, which the Executive discovers, conceives and/or develops, in whole or in part, either individually or jointly with others (whether on or off the Company’s premises or during or after working hours) in the course of his services for the Company, and which was or is directly or indirectly related to the business or proposed business of the Company, or which resulted or results from or was suggested by any work performed by any employee or agent thereof during such period of employment or for one year thereafter (“Inventions”). The Executive hereby assigns and agrees to assign to the Company without any separate or additional remuneration the Executive’s entire right, title and interest in all such Inventions, together with any and all United States and foreign rights thereto. The Executive agrees that all Inventions and all works of authorship, literary works (including computer programs), audiovisual works, translations, compilations, and any other written materials, including but not limited to, copyrightable works (the “Works”) which are originated or produced by the Executive (solely or jointly with others), in whole or in part, within the scope of, or in connection with, the Executive’s employment will be considered “works made for hire” as defined by the U.S. Copyright Act (17 USC §101, as amended) and further acknowledges that the Executive is an employee as defined under that Act. All such works made for hire are and will be the exclusive property of the Company, and the Executive agrees to treat any such works as Proprietary Information. In the event that any Works are not deemed to be “works made for hire,” the Executive hereby assigns all of his right, title, and interest in and to such Works, including but not limited to, the copyrights therein, to the Company. The Executive agrees to cooperate with the Company, both during and subsequent to the Executive’s employment, to execute all instruments including patent and copyright applications and assignments therefor, and to do all other things reasonably necessary to fully vest, and perfect, in the Company the ownership rights contemplated herein. In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any document or instrument necessary to secure trademarks, letters patent, copyrights or other analogous protection relating to any Works, whether because of the Executive’s physical or mental capacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts. For the avoidance of doubt, the Company and the Executive agree that: (i) the Executive shall retain all intellectual property rights with respect to inventions, creations, developments, and copyrights created or arising out of the Executive’s outside business interests (both within the scope of those interests as of the Effective Date and as such scope may reasonably evolve in the future); and (ii) to the extent the Executive incorporates any such intellectual property into the business of the Company, the Company shall have a worldwide, royalty-free and irrevocable license to use such intellectual property.

(f) Non-Competition. During Non-Competition Period, as defined below, and regardless of the reasons for the termination of the Executive’s employment with the Company, the Executive will not, in any form or manner, directly or indirectly, whether as owner, partner, officer, director, shareholder (unless the shares of stock acquired are listed on a national stock exchange and represent less than one percent (1%) of the outstanding capital stock of such corporation), consultant, agent, lender, representative, employee, co-venturer or otherwise, manage, operate, control, engage in, participate in, be interested in, or invest in any business, which is competitive with the business of the Company, it being understood that if the Company materially changes the scope and/or focus of its business from such scope as of the Effective Date, and the Executive’s employment ends prior to or contemporaneously with such change, “the business” of the Company” shall not include such materially changed scope or focus. The Executive understands that the restrictions set forth in this Section 7(f) are intended to protect the Company’s interest in its Proprietary Information and established customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. The Executive acknowledges that the restrictions contained in this section extend to and expressly prohibit conduct via social media that would violate this Section. For purposes of this Section 7, the term “Non-Competition Period” shall mean the period of time during which the Executive is employed by the Company and for the twelve (12) consecutive months following the termination of the Executive’s employment with the Company for any reason. Notwithstanding the foregoing, the Company and the Executive have agreed as follows:

(i) If the Company’s business evolves such that it becomes (or reasonably may become) competitive with, or otherwise conflict (or reasonably may conflict) with, any of the Executive’s pre-existing business activities as of the date that the Company first advises the Executive of its intention to go into the new business area, the Executive will, as soon as reasonably practicable, notify the Company of such competition or conflict, and upon receipt of such notice, the Company may take steps to shield or limit the Executive’s role in the Company’s new business that is creating such competition or conflict (but it shall not terminate Executive’s employment due to such competition or conflict), the Executive shall not be required to discontinue any of Executive’s related pre-existing business activities, and the Executive’s non-competition restrictions shall not apply to the overlap between such pre-existing business activities of the Executive and such new business area of the Company; and

(ii) If the Company’s business evolves to include an area unrelated to the scope of its business as of the Effective Date, and such new business area creates a conflict with any of the Executive’s then pre-existing business relationships or activities, the Executive may elect not to be actively involved or engaged in such new business area of the Company so as to avoid any conflicts with the Executive’s then pre-existing business relationships or activities.

(g) Non-Solicitation. During Non-Competition Period (the “Restricted Period”), and regardless of the reasons for the termination of the Executive’s employment with the Company, neither party will, in any form or manner, directly or indirectly: (1) hire, employ, engage, solicit, entice, encourage, accept or cause to terminate his/her relationship with the other party or attempt to hire, employ, engage, solicit, entice, encourage, accept or cause to terminate his/her relationship with the other party, any employee, consultant or other service provider; or (2) hire, employ, engage or otherwise become involved in a business association or attempt to hire, employ, engage or otherwise become involved in a business association with any person who at any time during the one (1) year prior to the termination of the Executive’s employment with the Company was employed by the other party or engaged as a consultant to the Company; or (3) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers, suppliers, vendors or accounts, or prospective clients, customers, suppliers, vendors, or accounts, of the other party, or any of the other party’s business with such clients, customers, suppliers, vendors or accounts. The parties acknowledge that the restrictions contained in this Section extend to and expressly prohibit conduct via social media that would violate this Section.

(h) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any other party which restricts in any way the Executive’s use or disclosure of information that will be disclosed to the Company or the Executive’s engagement in any business covered by this Agreement. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company, and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(i) Non-Disparagement. The Executive agrees that he will not, during the Executive’s employment with the Company or at any time thereafter, make any statements that are disparaging about or adverse to the business interests of the Company (including its officers, directors and employees) or which are intended to harm the reputation of the Company, including, but not limited to, any statements that disparage any product, service, capability or any other aspect of the business of the Company, including via social media. The Company agrees that it will not, make any statements that are disparaging about or adverse to the business interests of the Executive or which are intended to harm the reputation of the Executive, including, but not limited to, any statements that disparage any product, service, capability or any other aspect of the Executive’s business, including via social media.

(j) Injunctive Relief. The Executive understands and acknowledges that the Company’s Proprietary Information, Inventions, and goodwill are of a special, unique, unusual character which gives them a peculiar value, the loss of which cannot be reasonably compensated in damages in an action at law. The Executive understands and acknowledges that, in addition to any and all other rights or remedies that the Company may possess, the Company shall be entitled to injunctive and other equitable relief, without posting a bond, if the Executive breaches any portion of this Agreement or in order to prevent a breach or threatened breach of this Agreement (and/or any provision thereof and in particular, the provisions contained in this Section 7 regarding non-competition, non-solicitation, confidentiality, and non-disparagement) by the Executive.

8. Taxes, Deductions, & Withholding. All payments made by the Company under this Agreement to the Executive shall be subject to any taxes, deductions, and amounts required to be withheld by the Company under applicable law.

9. Integration. This Agreement, and the agreements and documents referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to such subject matter.

10. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights under this Agreement without the consent of the Executive in the event that either the Company or its Affiliates, if any, shall hereafter effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11. Enforceability. The provisions of this Agreement are severable. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any obligation of the Executive’s under Section 7 of this Agreement is held to be unenforceable because of the duration of such obligation or the geographic area covered, the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and in its modified form such provision shall be enforceable.

12. Forwarding of Agreement. The Executive hereby acknowledges and agrees that the Company may, in order to protect its interests, send a copy of this Agreement to any person or entity with which the Executive has a business relationship, and that the Executive shall have no claim against the Company in the event it does so. The Executive hereby further acknowledges and agrees that, under certain circumstances, the Company may be required to include this Agreement, and information regarding the Executive’s employment, in publicly filed materials such as filings made with the Securities and Exchange Commission pursuant to applicable law, and that the Executive shall have no claim against the Company in the event it does so.

13. Advice of Counsel/Construction. The Executive acknowledges that the Executive has been advised by the Company to review the terms of this Agreement with legal counsel of the Executive’s choice and that the Executive has been given a reasonable opportunity to seek such legal advice.

14. Executive Acknowledgement. The Executive acknowledges and agrees that the Executive’s responsibilities, duties, position, compensation, title and/or other terms and conditions of employment may change from time to time or the Executive may have a break in service or employment with the Company and, notwithstanding any change in any terms and conditions of employment or a break in service or employment, this Agreement shall remain in full force and effect.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, electronic transmission to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention Chief Executive Officer.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company’s Chief Executive Officer.

18. Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

19. Indemnification. To the extent required by law, the Executive agrees to pay all taxes with respect to all compensation received by the Executive from the Company. The Executive agrees to defend and indemnify the Company and hold it harmless from and against any claims made by the any taxing authorities resulting from the Executive’s performance of services under this Agreement.

20. Confidentiality of Personal Information Regarding the Executive. The Company agrees that the Company will not disclose, and will take reasonable efforts to prevent its personnel from disclosing, to any person or entity, or use for his, its or their own benefit or the benefit of any other person or entity, any confidential information regarding the personal affairs of the Executive.

21. Governing Law/Forum. The laws of New York shall govern the interpretation, validity and effect of this Agreement without regard to the place of performance thereof or principles of choice of law. The Executive agrees that any and all suits regarding this Agreement shall be brought solely and exclusively in New York and the Executive hereby consents to the jurisdiction of the state or federal courts of New York.

22. Section 409A.

(a) In General. The provisions of this Agreement are intended not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this Agreement shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” or “involuntary separation from service” (in the case of the Company’s termination of the Executive without Cause) within the meaning of Section 409A, each payment or installment shall be treated as a separate payment, and if at separation from service the Executive is considered a Specified Executive within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall not commence earlier than six (6) months after the date of such separation from service, and any such amounts that would otherwise be paid to the Executive within the first six months following the separation from service shall be accumulated and paid to the Executive in a lump sum six months and one day following the separation from service (or if the Executive dies during such six-month period, as soon as practical following the date of death). The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A.

(b) Effect of Release. To the extent that separation payments pursuant to this Agreement are conditioned upon execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments unless such release is signed, delivered and any right to revoke has expired so as to make the release fully effective, within sixty (60) days following the date of Executive’s separation from service. If such release is so signed, delivered and effective, then such payments shall be made or commence upon the business day next following the date the release is so signed, delivered and effective; provided, however, that if such sixty (60) period would end in the calendar year following the date of Executive’s separation from service, then such payments shall be made or commence upon the later of the date the release is so signed, delivered and effective and the first business day of such following calendar year.

23. Survival of Obligations. The provisions of Section 7 of this Agreement shall survive the expiration of this Agreement or the earlier termination of the Executive’s employment. Other provisions of this Agreement shall survive the expiration of this Agreement or the earlier termination of the Executive’s employment to the extent necessary to the intended preservation of each party’s respective rights and obligations.

24. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. The facsimile or PDF signatures of the parties shall be deemed to constitute original signatures, and facsimile or PDF copies hereof shall be deemed to constitute duplicate originals.

25. Captions and Headings. Captions and paragraph headings used herein are for convenience and ready reference only and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Employment Agreement is entered into by the parties’ signatures below.

DRC Medicine Inc.	[ ]:

By:
Name:
Title:

Date:	Date:

Address:	Address:

EXHIBIT A

EXHIBIT B